Exhibit 99.1

Press Release
March 15, 2006	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces that General Motors has Withdrawn its Appeal of a 2004 Trial Court Dismissal of GM’s Breach of Contract Lawsuit

FORT WAYNE, INDIANA, March 15, 2006 – Steel Dynamics, Inc. – (NASDAQ: STLD) today announced that General Motors Corporation has withdrawn its appeal of a Michigan trial court’s August 2004 dismissal, with prejudice, of GM’s March 2004 breach of contract lawsuit against Steel Dynamics.

The Oakland County (Michigan) Circuit Court had ruled, in favor of Steel Dynamics, that a certain January 2003 GM multi-year “award letter” issued to Steel Dynamics was not in fact an enforceable contract and that GM could not compel Steel Dynamics to sell GM steel throughout 2004 at January 2003 prices.  The Michigan Court of Appeals has granted GM’s withdrawal request, thereby bringing an end to this litigation.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Contact:	Fred Warner, Investment Relations Manager, (260) 969-3500
Fred.Warner@steeldynamics.com